Exhibit 5

                           F O L E Y  &  L A R D N E R

                          A T T O R N E Y S  A T  L A W

   CHICAGO                       FIRSTAR CENTER                     SAN DIEGO
   JACKSONVILLE             777 EAST WISCONSIN AVENUE           SAN FRANCISCO
   LOS ANGELES           MILWAUKEE, WISCONSIN 53202-5367          TALLAHASSEE
   MADISON                  TELEPHONE (414) 271-2400                    TAMPA
   ORLANDO                  FACSIMILE (414) 297-4900         WASHINGTON, D.C.
   SACRAMENTO                                                 WEST PALM BEACH


                                 April 30, 1998




   WICOR, Inc.
   626 East Wisconsin Avenue
   Milwaukee, Wisconsin  53202

   Gentlemen:

             We have acted as counsel for WICOR, Inc. (the "Company") in conjunction with the preparation of a Form S-8 Registration Statement (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to an additional 925,000 shares of the Company's Common Stock, $1 par value (the "Common Stock"), and the associated rights to purchase shares of Common Stock (the "Rights"), which may be issued pursuant to the WICOR, Inc. 1994 Long-Term Performance Plan (the "Plan"). The terms of the Rights are as set forth in that certain Rights Agreement (the "Rights Agreement"), dated as of August 29, 1989, by and between the Company and Chemical Bank (f/k/a Manufacturers Hanover Trust Company). We have examined: (i) the Plan; (ii) signed copies of the Registration Statement; (iii) the Company's Restated Articles of Incorporation and By-laws, as amended to date; (iv) the Rights Agreement; and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

             Based on the foregoing, we are of the opinion that:

             1. The Company is a corporation validly existing under the laws of the State of Wisconsin.

             2. The Common Stock, when issued and paid for in the manner provided in the Plan, will be validly issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof, except with respect to wage claims of employees of the Company for services performed, not to exceed six months' service in any one case, as provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law and judicial interpretations thereof.

             3. The Rights, when issued pursuant to the terms of the Rights Agreement, will be validly issued.

             We consent to the use of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act, or within the category of persons whose consent is required by Section 7 of the Securities Act.

                                 Very truly yours,

                                 /s/ Foley & Lardner

                                 FOLEY & LARDNER